Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the three and twelve months ended March 31, 2018 combine the historical consolidated statements of operations of WellCare and the Meridian Group, giving effect to the Meridian Acquisition and the Acquisition Financing Transactions, each as more fully described in Note 1 below, as if they each had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of March 31, 2018 combines the historical consolidated balance sheets of the Company and the Meridian Group, giving effect to the Acquisition Financing Transactions and the Meridian Acquisition, each as more fully described in Note 1 below, as if they each had occurred on March 31, 2018. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Meridian Acquisition and the Acquisition Financing Transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•

historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2017, and the related notes, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

•

historical audited consolidated financial statements of Meridian Consolidated as of and for the year ended December 31, 2017, and the related notes, included in the Company’s Current Report on Form 8-K filed on August 6, 2018;

•

historical unaudited interim consolidated financial statements of the Company as of and for the three months ended March 31, 2018, and the related notes, included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018; and

•

historical unaudited interim consolidated financial statements of Meridian Consolidated as of and for the three months ended March 31, 2018, and the related notes, included in the Company’s Current Report on this Form 8-K filed on August 6, 2018.

The unaudited pro forma consolidated financial information for the twelve months ended March 31, 2018 (the “LTM data”) was derived by adding the audited consolidated financial information for each of WellCare and the Meridian Group for the year ended December 31, 2017 to the unaudited consolidated financial information for each of WellCare and the Meridian Group for the three months ended March 31, 2018 and subtracting the unaudited consolidated financial information for each of WellCare and the Meridian Group for the three months ended March 31, 2017 and making certain adjustments thereto giving effect to the Meridian Acquisition and the Acquisition Financing Transactions. The LTM data has been prepared solely for the purpose of this prospectus supplement, is not prepared in the ordinary course of our financial reporting and has not been audited or reviewed by our independent registered public accounting firm.

The unaudited pro forma condensed combined financial information has been prepared by the Company using the acquisition method of accounting in accordance with GAAP. The Company has been treated as the acquirer in the Meridian Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The consummation of the Meridian Acquisition remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory approval, and there can be no assurance that the Meridian Acquisition will occur on or before a certain time, on the terms described herein, or at all. The Meridian Acquisition is not conditioned on the Acquisition Financing Transactions or any other financing transaction, and the terms of any financing we may obtain for the Meridian Acquisition may differ from the assumptions set forth herein. Furthermore, we are not acquiring all of the assets or operations, or assuming all of the liabilities, of the Meridian Group in the Meridian Acquisition and, as a result, the unaudited pro forma condensed combined financial information reflect certain estimates regarding such assets, operations and liabilities. In addition, under certain relevant laws and regulations, before completion of the Meridian Acquisition, there are certain limitations regarding what we can learn about the Meridian Group. As a result, until the Meridian Acquisition is completed, we will not have complete access to all relevant information about the Meridian Group. The acquired assets and assumed liabilities of the Meridian Group have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material effect on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for informational purposes.

We expect to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the Meridian Acquisition and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the Meridian Acquisition.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. You should not place undue reliance on the summary unaudited pro forma condensed combined financial information in deciding whether or not to purchase our common stock.

Management expects that the strategic and financial benefits of the Meridian Acquisition will result in certain synergies and cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma condensed combined statements of operations. For a discussion of risks related to the Meridian Acquisition, see Item 1A. of Part II of our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2018.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(In millions, except per share data in dollars and shares)

	WellCare	Meridian Consolidated(1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$16,960.3	$3,433.3	$—		$20,393.6
Investment and other income	46.9	37.3	(5.8	) (a)	78.4

Total revenues	17,007.2	3,470.6	(5.8)		20,472.0
Expenses:
Medical benefits	14,744.8	3,089.5	(0.2	) (a)	17,834.1
Selling, general and administrative	1,484.7	258.9	(10.3	) (a)	1,733.3
Medicaid premium taxes	119.8	—	—		119.8
Depreciation and amortization	120.4	13.1	88.3	(a),(b)	221.8
Interest	68.5	13.0	45.1	(a),(c)	126.6

Total expenses	16,538.2	3,374.5	122.9		20,035.6

Income from operations	469.0	96.1	(128.7)		436.4
Loss on extinguishment of debt	26.1	—	—		26.1

Income before income taxes and equity in earnings of unconsolidated subsidiaries	442.9	96.1	(128.7)		410.3
Equity in earnings of unconsolidated subsidiaries	18.7	—	—		18.7

Income before income taxes	$461.6	$96.1	$(128.7)		$429.0
Income taxes	87.9	(1.0)	(11.1	) (a),(d)	75.8

Net income	$373.7	$97.1	$(117.6)		$353.2

Earnings per common share:
Basic	$8.40				$7.29
Diluted	$8.31				$7.22
Weighted average common shares outstanding:
Basic	44,474,016		3,950,014	(e)	48,424,030
Diluted	44,967,061		3,950,014	(e)	48,917,075

(1)-	Certain reclassifications have been made to conform to WellCare’s financial statement classifications.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6 - Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2018

(In millions, except per share data in dollars and shares)

	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$4,626.3	$1,026.1	$—		$5,652.4
Investment and other income	19.9	2.3	(1.0	) (a)	21.2

Total revenues	4,646.2	1,028.4	(1.0)		5,673.6
Expenses:
Medical benefits	3,962.0	914.6	—		4,876.6
Selling, general and administrative	355.9	86.3	(2.1	) (a)	440.1
ACA industry fee	81.5	—	—		81.5
Medicaid premium taxes	32.1	—	—		32.1
Depreciation and amortization	36.4	3.6	22.0	(a),(b)	62.0
Interest	17.1	2.2	12.7	(a),(c)	32.0

Total expenses	4,485.0	1,006.7	32.6		5,524.3

Income from operations	161.2	21.7	(33.6)		149.3
Loss on extinguishment of debt	—	—	—		—

Income before income taxes and equity in losses of unconsolidated subsidiaries	161.2	21.7	(33.6)		149.3
Equity in losses of unconsolidated subsidiaries	(2.7)	—	—		(2.7)

Income before income taxes	158.5	21.7	(33.6)		146.6
Income taxes	56.8	3.7	(7.9	) (a),(d)	52.6

Net income	$101.7	$18.0	$(25.7)		$94.0

Earnings per common share:
Basic	$2.28				$1.94
Diluted	$2.25				$1.91
Weighted average common shares outstanding:
Basic	44,605,892		3,950,014	(e)	48,555,906
Diluted	45,196,127		3,950,014	(e)	49,146,141

(1)-	Certain reclassifications have been made to conform to WellCare’s financial statement classifications.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6 - Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Summary Information

For the Last Twelve Months (“LTM”) Ended March 31, 2018

(In millions, except per share data in dollars and shares)

	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$17,639.6	$3,628.8	$—		$21,268.4
Investment and other income	59.6	37.4	(5.6	) (a)	91.4

Total revenues	17,699.2	3,666.2	(5.6)		21,359.8
Expenses:			—
Medical benefits	15,228.2	3,259.9	(0.1)		18,488.0
Selling, general and administrative	1,538.2	286.1	(10.4	) (a)	1,813.9
ACA industry fee	81.5	—	—		81.5
Medicaid premium taxes	122.0	—	—		122.0
Depreciation and amortization	132.9	13.7	88.0	(a),(b)	234.6
Interest	69.4	13.6	45.5	(a),(c)	128.5

Total expenses	17,172.2	3,573.3	123.0		20,868.5

Income from operations	527.0	92.9	(128.6)		491.3
Loss on extinguishment of debt	26.1	—	—		26.1

Income before income taxes and equity in losses of unconsolidated subsidiaries	500.9	92.9	(128.6)		465.2
Equity in losses of unconsolidated subsidiaries	16.0	—	—		16.0

Income before income taxes	516.9	92.9	(128.6)		481.2
Income taxes	108.8	2.6	(15.8	) (a),(d)	95.6

Net income	$408.1	$90.3	$(112.8)		$385.6

Earnings per common share:
Basic	$9.16				$7.95
Diluted	$9.06				$7.87
Weighted average common shares outstanding:
Basic	44,533,993		3,950,014	(e)	48,484,007
Diluted	45,059,427		3,950,014	(e)	49,009,441

(1)-	Certain reclassifications have been made to conform to WellCare’s financial statement classifications.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6 - Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

(In millions, except shares)

	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$4,824.1	$463.9	$(233.9	) (a),(b)	$5,054.1
Short-term investments	708.6	88.5	(7.9	) (a)	789.2
Premiums receivable, net	638.9	486.6	(0.4	) (a)	1,125.1
Pharmacy rebates receivable, net	380.6	13.0	—		393.6
Receivables from government partners	81.2	—	—		81.2
Funds receivable for the benefit of members	28.8	—	—		28.8
Deferred ACA industry fee	244.6	48.9	—		293.5
Prepaid expenses and other current assets, net	270.4	51.6	9.2	(a),(f)	331.2

Total current assets	7,177.2	1,152.5	(233.0)		8,096.7
Property, equipment and capitalized software, net	317.1	64.6	(12.7	) (a)	369.0
Goodwill	661.8	—	996.3	(c)	1,658.1
Other intangible assets, net	357.3	4.0	996.0	(c)	1,357.3
Long-term investments	725.8	136.5	(25.4	) (a)	836.9
Restricted cash, cash equivalents and investments	213.3	2.6	(0.2	) (a)	215.7
Other assets	4.4	5.4	(2.7	) (a)	7.1
Assets of discontinued operations	214.5	—	—		214.5

Total Assets	$9,671.4	$1,365.6	$1,718.3		$12,755.3

Liabilities and Stockholders’ Equity
Current Liabilities:
Medical benefits payable	$2,210.3	$466.8	$—		$2,677.1
Unearned premiums	592.9	26.6	—		619.5
ACA industry fee liability	326.1	65.2	—		391.3
Accounts payable and accrued expenses	550.1	123.1	76.9	(a),(f)	750.1
Funds payable for the benefit of members	1,612.2	109.9	—		1,722.1
Other payables to government partners	388.2	—	—		388.2
Short-term debt	—	104.9	(104.9	) (a)	—

Total current liabilities	5,679.8	896.5	(28.0)		6,548.3
Deferred income tax liability, net	71.5	—	—		71.5
Long-term debt, net	1,183.0	117.7	1,047.2	(a),(d),(e)	2,347.9
Other liabilities	20.2	5.8	(2.2	) (a)	23.8
Liabilities of discontinued operations	214.5	—	—		214.5

Total Liabilities	7,169.0	1,020.0	1,017.0		9,206.0
Commitments and contingencies (2)

Unaudited Pro Forma Condensed Combined Balance Sheet (continued)

As of March 31, 2018

(In millions, except shares)

	WellCare	Meridian Consolidated (1)	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Stockholders’ Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—	—		—
Common stock, $0.01 par value (3)	0.4	—	0.1		0.5
Paid-in capital	583.4	—	1,066.9	(e)	1,650.3
Retained earnings	1,929.2	—	(20.1	) (f)	1,909.1
Accumulated other comprehensive loss	(10.6)	—	—		(10.6)

Total Stockholders’ Equity	2,502.4	—	1,046.9		3,549.3

Net Assets		$345.6	$(345.6	) (g)

Total liabilities and stockholders’ equity	$9,671.4	$1,365.6	$1,718.3		$12,755.3

(1)-	Certain reclassifications have been made to conform to WellCare’s financial statement classifications.
(2)-	Refer to Note 13 - Commitments and Contingencies to the consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2018.
(3)-

On a historical basis, common stock information of the Company is as follows: 100,000,000 shares authorized, 44,753,235 shares issued and outstanding at March 31, 2018. On a pro forma combined basis, common stock information is as follows: 100,000,000 shares authorized; 48,703,249 shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 7 - Balance Sheet Pro Forma Adjustments.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

1. Description of Transaction

Meridian Acquisition

In May 2018, our subsidiary, WellCare Management, entered into a definitive transaction agreement (the “Acquisition Agreement”) with Caidan Management Company, LLC, MeridianRx, LLC, Caidan Holding Company (collectively, the “Meridian Group”), and Caidan Enterprises, Inc. (the “Seller”). On the terms and subject to the conditions set forth in the Acquisition Agreement, we will acquire the Meridian Group (including Meridian Health Plan of Illinois, Inc. and Meridian Health Plan of Michigan, Inc.) from the Seller for an aggregate purchase price of $2.5 billion in cash, subject to a possible purchase price reduction of up to $100 million and other customary purchase price adjustments (the “Meridian Acquisition”). The Meridian Acquisition is expected to close in the next few months.

The consummation of the Meridian Acquisition is subject to customary conditions, including (i) the absence of a material adverse effect on the Meridian Group, (ii) the receipt of specified approvals under state insurance and healthcare laws and regulations, in each case, without imposing a burdensome condition, (iii) the accuracy of the representations and warranties of the parties (generally subject to a customary material adverse effect standard), (iv) the absence of governmental restrictions on the consummation of the Meridian Acquisition, (v) material compliance by the parties with their respective covenants and agreements under the Acquisition Agreement and (vi) completion of a pre-closing restructuring by the Seller to exclude certain assets and liabilities unrelated to the Meridian Group’s pharmacy benefits management and health care plans.

The Acquisition Agreement contains certain termination rights, including the right of either party to terminate the Acquisition Agreement if the consummation of the Meridian Acquisition has not occurred on or before January 31, 2019, subject to an approximately 90 day extension if all conditions to closing of the Meridian Acquisition have been satisfied or waived other than the conditions relating to antitrust or regulatory approvals (the “Termination Date”). If the Acquisition Agreement is terminated because the Meridian Acquisition has not been consummated by the Termination Date and all conditions precedent to our obligation to consummate the Meridian Acquisition have otherwise been satisfied except for obtaining certain of the required antitrust or regulatory approvals, then we will be required to pay the Seller a termination fee of $50 million. If the Acquisition Agreement is terminated by the Seller because we have failed to consummate the Meridian Acquisition within five business days of being required to do so, then we will be required to pay the Seller a termination fee of $100 million.

Acquisition Financing Transactions

In connection with the Meridian Acquisition, (i) we are offering 3,990,712 shares of common stock, (ii) we are offering $700.0 million aggregate principal amount of new senior unsecured notes (the “New Notes”) in a private placement to certain qualified institutional investors and non-U.S. persons, (iii) we increased our borrowing capacity under our revolving credit facility from $1.0 billion to $1.3 billion (the “New Revolving Credit Facility”) and extended the maturity date for borrowings thereunder from January 2021 to July 2023 and (iv) we intend to draw approximately $480.0 million under the new New Revolving Credit Facility. We refer to this offering, the New Notes offering and the draw under the New Revolving Credit Facility as the “Acquisition Financing Transactions.”

We intend to fund the Meridian Acquisition through a combination of cash on hand and the proceeds from the Acquisition Financing Transactions.

The consummation of the Meridian Acquisition is not subject to any financing condition, including the closing of any of the Acquisition Financing Transactions. In addition, this offering is not conditioned on the closing of the Meridian Acquisition or any of the other Acquisition Financing Transactions. We cannot assure you that the Meridian Acquisition will be consummated on the terms described herein or at all. If the Meridian Acquisition is not consummated, we intend to use the net proceeds of this equity offering for general corporate purposes, which may include acquisitions, share repurchases or debt repayment, and we will not have any obligation to repurchase any or all of our shares of common stock sold in this offering. In the event that the Meridian Acquisition is not consummated on or prior to the Outside Date, or the Transaction Agreement is terminated any time prior thereto other than as a result of consummating the Meridian Acquisition, we will be required to redeem in whole and not in part the outstanding New Notes on the special mandatory redemption date at a redemption price equal to 100% of the aggregate principal amount of the New Notes, plus accrued and unpaid interest to but not including the special mandatory redemption date.

We cannot assure you that we will be able to consummate the Meridian Acquisition on a timely basis or at all. For a discussion of risks related to the Meridian Acquisition, see Item 1A. of Part II of our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2018.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of WellCare and the Meridian Group. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the Meridian Acquisition is completed at the then-current market price.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the Meridian Acquisition, primarily at their respective fair values and added to those of the Company. Our financial statements and reported results of operations issued after completion of the Meridian Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of the Meridian Group.

Under ASC 805, transaction-related expenses (e.g., advisory, legal, accounting, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction expenses expected to be incurred are estimated to be approximately $75 million to $85 million. Those expenses are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accounts payable and accrued expenses, with the related tax benefits reflected as an increase in other current assets and the after tax effect presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of any anticipated cost savings following completion of the Meridian Acquisition. These potential cost savings opportunities are expected to arise from network and medical management savings, as well as administrative cost savings. The unaudited pro forma condensed combined financial statements do not reflect projected pretax integration-related expenses associated with the projected cost savings or any restructuring costs.

3. Accounting Policies

At completion of the Meridian Acquisition, we will review the Meridian Group’s accounting policies to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material effect on the combined financial statements. At this time, we are not aware of any differences that would have a material effect on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no material differences in accounting policies.

4. Estimate of Consideration Expected to be Transferred

For pro forma purposes, it is assumed that on the terms and subject to the conditions set forth in the Acquisition Agreement, we will acquire the Meridian Group from the Seller for an aggregate purchase price of $2.5 billion in cash, however, we note that such aggregate purchase price is subject to a possible purchase price reduction of up to $100 million and other customary purchase price adjustments.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by the Company in the Meridian Acquisition, reconciled to the estimate of total consideration expected to be transferred:

As of March 31, 2018
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$507.7
Less: historical intangible assets	(4.0)

Adjusted book value of net assets acquired	$503.7
Goodwill (a)	$996.3
Identified intangible assets (b)	1,000.0
Adjustment to Property, equipment and capitalized software, net (c)	—

Consideration transferred	$2,500.0

(a)

Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)

As of completion of the Meridian Acquisition, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. Under the Hart-Scott-Rodino Antitrust Improvements Act and other relevant laws and regulations, there are significant limitations on our ability to obtain specific information about the Meridian Group intangible assets prior to completion of the Meridian Acquisition.

At this time, we do not have sufficient information as to the amount, timing and risk of cash flows of all of the Meridian Group’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, the Meridian Group’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of the Meridian Group’s identifiable intangible assets and their weighted-average useful lives have been estimated at $1.0 billion and 11 years, respectively. The identifiable intangible assets resulting from our acquisitions typically include provider networks, broker networks, trademarks, state contracts, licenses and permits. We amortize other intangible assets over their estimated useful lives ranging from approximately one to 15 years.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once we have full access to information about the Meridian Group’s intangible assets, additional insight will be gained that could affect (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful lives of intangible assets. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to completion of the Meridian Acquisition. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Meridian Group intangible assets and/or to the estimated weighted-average useful lives from what was assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to the Company’s estimate of associated amortization expense.

(c)

As of completion of the Meridian Acquisition, property, equipment and capitalized software is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. We do not have sufficient information at this time as to the specific nature, age, condition or location of Meridian Group’s property, equipment and capitalized softer and we do not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, we have assumed that the current Meridian Group book values represent the best estimate of fair value. This estimate is preliminary and subject to change and could vary materially from the actual value on the date the Meridian Acquisition is completed.

6. Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1 - Description of Transaction; Note 2 - Basis of Presentation; Note 4 - Estimate of Consideration Expected to be Transferred; and Note 5 - Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a) To eliminate the results of Meridian Group operations not acquired in the Meridian Acquisition:

	Year ended December 31, 2017	Three months ended March 31, 2018	LTM ended March 31, 2018
Total revenues	$(5.8)	$(1.0)	$(5.6)
Expenses	(26.1)	(5.0)	(26.8)
Income before income taxes	20.3	4.0	21.2
Net Income	$18.7	$4.0	$19.5

(b)	To record estimated intangible asset amortization expense:

	Year ended December 31, 2017	Three months ended March 31, 2018	LTM ended March 31, 2018
Estimated intangible asset amortization expense (*)	$90.9	$22.7	$90.9

(*)

Assumes an estimated $1.0 billion of finite-lived intangibles and a weighted average amortization period of 11 years (Refer to Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed ).

(c)	The Company estimates the following adjustments to interest expense associated with debt incurred to finance the Meridian Acquisition:

•

Additional interest expense of approximately $55.9 million, $14.4 million and $56.9 million for the year ended December 31, 2017, the three months ended March 31, 2018, and the LTM ended March 31, 2018, respectively. The additional interest expense is based on approximately $700.0 million of long term fixed-rate indebtedness and approximately $480.0 million of borrowings under the New Revolving Credit Facility the Company expects to incur to finance a portion of the Meridian Acquisition and to pay related fees and expenses. The calculation of interest expense on the long-term indebtedness assumes an eight year maturity and an estimated annual interest rate of approximately 6.0%. Additionally, the calculation of interest expense on the New Revolving Credit Facility assumes an estimated weighted average annual interest rate of approximately 3.0%.

•

If interest rates were to increase or decrease by approximately 0.5% from the rates assumed in estimating our pro forma adjustments to interest expense, or the the amount of indebtedness incurred increased or decreased by approximately $250.0 million, the effect on pro forma interest expense would be as follows:

	Year ended December 31, 2017	Three months ended March 31, 2018	LTM ended March 31, 2018
0.5% increase/decrease in interest rates
Fixed rate debt	$3.5	$0.8	$3.5
New Revolving Credit Facility	$2.4	$0.6	$2.4
$250.0 million increase/decrease in indebtedness
Fixed rate debt	$15.0	$3.7	$15.0
New Revolving Credit Facility	$7.2	$2.1	$7.8

•

Additional interest expense of approximately $2.2 million, $0.5 million and $2.2 million for the year ended December 31, 2017, the three months ended March 31, 2018, and the LTM ended March 31, 2018, respectively. The additional interest expense is related to the amortization of debt issuance costs associated with the long-term indebtedness and New Revolving Credit Facility we expect to incur to finance a portion of the Meridian Acquisition and to pay related fees and expenses. Issuance costs related to such long-term indebtedness and New Revolving Credit Facility are assumed to be amortized over an estimated weighted average term of approximately 5 years.

(d)

The Company assumed blended tax rates of 35% and 37% for 2018 and 2017, respectively, when estimating the tax effect of the acquisition, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(e)

The Company estimates increased basic and diluted shares outstanding of 3,950,014 for the year ended December 31, 2017, the three months ended March 31, 2018, and the LTM ended March 31, 2018, related to equity issued to finance a portion of the Meridian Acquisition, assuming approximately $1.1 billion is issued at $278.48 per share (closing stock price on August 2, 2018).

The shares calculated above and those used in the unaudited pro forma condensed combined statements included herein are based on the assumed stock price of $278.48 per share. The table below depicts a sensitivity analysis assuming a $5.00 and $10.00 increase or decrease of the closing price of WellCare stock and the resulting estimated shares to be issued at the adjusted stock price as well as the corresponding approximate pro forma diluted earnings per share.

	Sensitivity Analysis
Assumed stock price (in dollars)	$268.48	$273.48	$283.48	$288.48
Corresponding number of shares to be issued	4,097,139	4,022,232	3,880,344	3,813,089
Corresponding diluted earnings per common share (in dollars)
Year Ended December 31, 2017
Diluted earnings per common share	$7.20	$7.21	$7.23	$7.24
Three Months Ended March 31, 2018
Diluted earnings per common share	$1.91	$1.91	$1.92	$1.92
LTM Ended March 31, 2018
Diluted earnings per common share	$7.84	$7.86	$7.88	$7.89

7. Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1 - Description of Transaction; Note 2 - Basis of Presentation; Note 4 - Estimate of Consideration Expected to be Transferred; and Note 5 - Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To eliminate assets of the Meridian Group that are not acquired in the Meridian Acquisition and liabilities of the Meridian Group that are not assumed in the Meridian Acquisition:

As of March 31, 2018
Assets
Cash	$(13.9)
Investments, including restricted investments	(33.5)
Property, equipment and capitalized software, net	(12.7)
Other assets	(5.7)

Total Assets	$(65.8)
Liabilities
Accounts payable and accrued expenses	$(5.3)
Short-term debt	(104.9)
Long-term debt	(117.7)

Total Liabilities	$(227.9)

Total, net	$162.1

(b)	Assumes $300 million of the Company’s cash on hand will be used to partially fund the Meridian Acquisition.

(c)	To adjust goodwill and intangible assets to an estimate of acquisition-date goodwill and intangible assets:

Eliminate the Meridian historical goodwill and intangible assets	$(4.0)
Estimated transaction goodwill	$996.3
Estimated transaction intangible assets	$1,000.0

(d)

Assumes approximately $700.0 million of long-term indebtedness and approximately $480.0 million of borrowings under the New Revolving Credit Facility are used to finance a portion of the Meridian Acquisition and to pay related fees and expenses, including debt issuance costs, of approximately $15.1 million.

(e)

Assumes approximately $1,067.0 million of net proceeds from the issuance and sales of equity securities are used to finance a portion of the Meridian Acquisition, and to pay related fees and expenses, including equity issuance costs, of approximately $33.0 million.

(f)	To record estimated transaction-related expenses:

•

Total transaction-related expenses estimated to be incurred by the Company are approximately $31.9 million and are recorded as an increase to accounts payable and accrued expenses. These transaction-related expenses are not included in the pro forma condensed combined statements of operations.

•	Estimated current tax asset for transaction-related expenses of approximately $11.8 million.

•	Retained earnings adjustment for the after-tax transaction-related expenses incurred of approximately $20.1 million.

(g)	To eliminate the Meridian Group’s historical net assets of $345.6 million.